UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)OF
THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Lowe Equity Partners LLC

Address of Principal Business Office (No. & Street, City, State, Zip Code):
5051 Peachtree Corners Circle
Suite 200
Peachtree Corners, Georgia 30092

Telephone Number (including area code): (470) 918-9216

Name and address of agent for service of process:
Emory L. Lowe
3815 Grand Forest Drive
Peachtree Corners, Georgia 30092

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Peachtree Corners and state of Georgia on the 16th day of May 2023.

LOWE EQUITY PARTNERS LLC

BY/s/
Emory L. Lowe
President/CEO


Attest:/s/
Regina A. Thompson
Secretary